EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2015 Equity Participation Plan of LTC Properties, Inc. of our reports dated February 26, 2015, with respect to the consolidated financial statements and schedules of LTC Properties, Inc., and the effectiveness of internal control over financial reporting of LTC Properties, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
June 19, 2015